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                                                                   EXHIBIT 10.27

                              VDC Corporation Ltd.
                                P.O. Box HM 1255
                                44 Church Street
                               Hamilton, Bermuda

                               September 29, 1997


VIA REGULAR MAIL AND


     Re:  Sale of Assets

Dear Douglas:

     The purpose of this correspondence is to set forth the mutual agreements in principle of VDC Corporation Ltd. ("VDC") and PortaCom Wireless, Inc. ("PortaCom"), whereby PortaCom has agreed to sell, and VDC has agreed to purchase, those assets of PortaCom consisting of 2 million common shares and warrants to acquire 4 million common shares of Metromedia Asia Corporation (the "Assets").

     1.  Proposed Acquisition.  Subject to confirmation of several tax issues,
         --------------------
the purchase and sale transaction (the "Transaction") would most likely be undertaken as a sale of the Assets of PortaCom. This sale would either be structured as a tax free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, or a transaction that would have a materially equivalent result. In either event VDC would either directly, or through a newly created wholly owned subsidiary, acquire the Assets subject to confirmation of the fair market value of the Assets.

     The Assets will be transferred to VDC at the closing free and clear of all liens, liabilities, levies and encumbrances, except those restrictions imposed under federal securities laws, however, subject to the terms of a Termination Agreement entered into between Metromedia Asia Corporation ("MAC") and PortaCom on September 11, 1996.

     All other assets of PortaCom, including, but not limited to, all cash, cash equivalents, accounts receivable, notes receivable, and other property interests, (contingent and other) shall be retained by PortaCom and shall not be subject to the terms of this Transaction. Furthermore, VDC shall not by virtue of this Transaction assume, or be deemed to assume, any of the outstanding debts, liabilities or obligations of PortaCom, whether matured, unmatured, contingent, known or unknown.

     2.  Purchase Price.  Subject to Section 3(b), the purchase price for the
         --------------
acquisition of the Assets (the "Purchase Price") shall be paid or delivered to PortaCom at the closing in the following manner:
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September 29, 1997
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          (i)  the payment of up to $700,000 in cash, cashier's check or by wire transfer to the extent necessary to satisfy PortaCom's obligation to creditors and claimants identified in Section 3(b) below; and

          (ii) the delivery of up to 5,300,000 newly issued shares of the common stock of VDC.

     The shares of VDC common stock to be delivered to PortaCom upon the closing shall be free and clear of all liens, levies and restrictions, except that the shares to be issued will be "restricted securities" pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended (the "Act") and except for the restrictions on resale set forth in Section 7 hereof. The shares will, however, be subject to certain registration rights as identified hereafter.

     3.  Composition of Indebtedness: Allocation of Purchase Price.
         ---------------------------------------------------------

         (a) PortaCom has heretofore delivered to VDC a schedule of its outstanding liabilities (the "Schedule"). Except as set forth on the Schedule, PortaCom has no liabilities or obligations of any nature, fixed or contingent, matured or unmatured. All reserves established by PortaCom within its financial statements are adequate and there are no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 of the Financial Accounting Standards Board) that are not adequately provided for.

         (b) On or before the closing, PortaCom shall undertake an informal composition of its outstanding indebtedness and shall have secured releases and waivers satisfactory to VDC from those creditors and claimants whose claims represent substantially all of PortaCom's outstanding liabilities.. Upon the closing, the cash and stock portion of the Purchase Price necessary to satisfy the indebtedness owed by PortaCom to its creditors and claimants shall be delivered to a trustee mutually acceptable to each of us (the "Trustee"), for delivery and distribution to the creditors and claimants of PortaCom in a manner and upon terms to be agreed upon. Any and all amounts delivered to the Trustee shall be credited against and considered a part of, the Purchase Price. The remainder of the Purchase Price shall be distributed by PortaCom to its stockholders pursuant to the registration rights identified herein.

     4.  Background and Outstanding Capitalization.  VDC is a publicly held
         -----------------------------------------
company whose assets consist of securities of other companies, as well as real estate and mining interests. At or before the closing, VDC intends to dispose of these Assets so that as of the closing VDC will have assets, net of liabilities, of no less than $4,000,000 in the aggregate, consisting of cash and promissory notes due within one (1) year of the closing.

     Copies of VDC's most recent periodic reports filed with the Securities and Exchange Commission have been or will upon request be provided to you for your review.

     In addition to this Transaction, VDC has proposed to acquire 100% of the outstanding capital stock of NovoComm, Inc. ("NovoComm") in a stock-for-stock exchange (the
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September 29, 1997
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"NovoComm Transaction"). NovoComm is a privately held Delaware corporation, which, through its subsidiaries and partnerships, owns and operates wireless telephone, paging and FM radio businesses in Russia, Ukrania and Crimea. It is anticipated that the acquisition of NovoComm will occur prior to this Transaction. However, there is no assurance that the NovoComm transaction will be consummated at this time.

     As of the closing, VDC will have outstanding approximately 3,700,000 shares of common stock, as well as options and/or warrants to acquire an additional 750,000 shares. In addition, as of the closing VDC anticipates issuing shares of common stock or securities convertible into 38,000,000 shares of common stock in the NovoComm Transaction. Accordingly, assuming completion of the NovoComm Transaction as anticipated, the shares of VDC common stock to be delivered to PortaCom upon the closing would, on a fully diluted basis, constitute approximately 11.09% (5,300,000 / 47,750,000) of the issued and outstanding common stock of VDC at that time.

     5.  Definitive Agreement.  This correspondence is intended to reflect the
         --------------------
agreement in principle of the parties hereto to complete the Transaction subject, however, to the terms of a mutually acceptable definitive acquisition agreement (the "Definitive Agreement") which once completed, will supersede the terms hereof. The Definitive Agreement will contain such representations, warranties and covenants of the parties as are customary in transactions of the type contemplated, including, with respect to PortaCom, those related to title to the Assets, condition of the Assets, financial statements, results of operations, litigation, approval or consents from third parties, compliance with laws and material contracts, and similar matters. Similar due diligence information will be provided by VDC. PortaCom will also agree not to enter into transactions that affect the Assets or PortaCom's ability to transfer the assets or other transactions other than in the ordinary course of business without VDC's consent. This would include a restriction on the payment of dividends or other distributions to the stockholders or creditors of PortaCom not in the ordinary course or any other extraordinary payments to employees, and the incurrence of liabilities or any other actions diminishing the net assets or value of the Assets. Additionally, the Definitive Agreement will contain mutual indemnification provisions whereby VDC and PortaCom will agree to indemnify each other against damages resulting from any misrepresentations, breaches of warranty or non-fulfillment of any covenants contained within the Definitive Agreement.
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September 29, 1997
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     6.   Conditions Precedent.
          --------------------

     (a) The obligation of PortaCom to close the Transaction will be conditioned upon satisfaction or waiver, at or prior to the closing, of the conditions precedent to the closing to be identified within the Definitive Agreement, including, among others:

          (i) the stockholders of PortaCom shall have approved the Transaction in accordance with the provisions of the Delaware General Corporation Law;

          (ii) the Vancouver Stock Exchange shall have either approved or not disapproved the Transaction whichever is customary;

          (iii) the representations and warranties of VDC contained within the Definitive Agreement shall be true and correct in material respects on and as of the closing;

          (iv) all authorizations, consents, waivers, approvals or other actions required in connection with the performance of the Transaction by PortaCom shall have been obtained;

          (v) the absence of any material adverse changes in the business or affairs of VDC; and

          (vi) the completion of a satisfactory due diligence review by PortaCom of the business, assets, financial condition and prospects of VDC.

     (b). The obligation of VDC to close the Transaction will be conditioned upon satisfaction or waiver, at or prior to the closing, of the conditions precedent to the closing to be identified within the Definitive Agreement, including, among others:

          (i) waiver of any restrictions upon transfer, and/or the receipt of an assignment of the Assets under the existing Termination Agreement;

          (ii) confirmation no action has been taken or is contemplated to be taken by MAC or its parent corporation, Metromedia International Group, Inc. against the Assets under the Escrow Agreement;

          (iii) to the extent required under Bermuda law, the stockholders of VDC shall have approved the Transaction;

          (iv) the Vancouver Stock Exchange shall have either approved or not disapproved the Transaction on behalf of the stockholders of PortaCom whichever is customary;

          (v) PortaCom shall have secured a current fairness opinion of a qualified investment bank or appraisal firm reasonably satisfactory (as to the form and content of the opinion) to VDC opining as to the fairness of the Transaction to PortaCom and its stockholders;
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September 29, 1997
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          (vi)   PortaCom shall have completed a composition of its total
outstanding indebtedness, including receipt of releases from creditors and claimants, in the manner identified at Section 3(b) hereof;

          (vii) VDC shall have closed or will close simultaneously on the NovoComm Transaction;

          (viii) PortaCom and/or MAC shall have provided to VDC whatever audited or other financial statements are necessary in order to satisfy VDC's obligations under the federal securities laws, including, among others, Regulation S-X;

          (ix) the representations and warranties of PortaCom contained in the Definitive Agreement shall be true and correct in all material respects as of the closing;

          (x) all material authorizations, consents, waivers, approvals or other actions required in connection with the performance of the Transaction by VDC shall have been obtained;

          (xi) PortaCom shall have satisfied any and all obligations under the bulk sales laws as applicable in the State of Delaware;

          (xii) the absence of any material adverse changes in the business or affairs of PortaCom; and

          (xiii) the completion of a satisfactory due diligence review by VDC of the business, assets, financial condition and prospects of PortaCom.

     7.   Registration Rights Agreement.  VDC agrees to utilize its best efforts
          -----------------------------
to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission commencing as soon as practicable from the date of the closing, at its sole cost and expense, the purpose of which, upon effectiveness thereof, is to register either: (i) the distribution of the VDC shares to the PortaCom stockholders; or (ii) the resale of the VDC shares by PortaCom. Notwithstanding the above, resale of the VDC shares, other than in distribution to PortaCom's Stockholders, shall be limited as follows:

          (i) 25% of the shares may be sold upon effectiveness of the Registration Statement;

          (ii) 25% of the shares may be sold six months following effectiveness of the Registration Statement; and

          (iii) the remaining 50% of the shares may be sold one year following effectiveness of the Registration Statement.
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September 29, 1997
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     In connection with the registration rights, VDC shall have no obligation:
(i) to assist or cooperate in the offering or disposition of such shares of common stock; (ii) to indemnify or hold harmless the holders of such securities being registered or any underwriter designated by such holders; (iii) to obtain a commitment from an underwriter relative to the sale of such shares; or (iv) to include such shares of common stock within an underwritten offering of the Company.

     8.  No Shop: Confidentiality.  In consideration of the substantial
         ------------------------
expenditures of time, effort and money to be undertaken by VDC in connection with the preparation and execution of the Definitive Agreement, the various reviews and verifications referred to above, PortaCom agrees that following the acceptance of this letter and until the later of: (i) 180 days after the date of this correspondence; or (ii) 180 days after the termination of this agreement identified in this correspondence; or (iii) 180 days after the termination of the Definitive Agreement, they shall break off all discussions with third parties and will not enter into any negotiations or agreements of any kind with any other parties with respect to sale of the Assets or the capital stock of the PortaCom, or for the merger or sale of PortaCom or any subsidiary or assign with or to any other entity. The parties hereto agree that this letter and the transactions contemplated hereby shall remain in strict confidence and all press releases and other announcements to the public or the employees, customers or suppliers of either party hereto relating to the transaction contemplated by this letter will be subject to the prior approval of both PortaCom and VDC other than such announcements that either party is obligated to make under SEC regulations.

     9.  Access to Information.  At all times prior to the Closing or the
         ---------------------
earlier termination of the agreements in principle identified within this correspondence as provided herein, each of PortaCom and VDC shall provide to the other party hereto (and the other party's representatives) full access during normal business hours to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial and tax information and other data and information of or relating to such party, and will cooperate with the other party in conducting its due diligence investigation of such party.

     10. Expenses.  PortaCom and VDC will each bear their own costs and
         --------
expenses incurred in connection with the transaction and investigations contemplated herein including, without limitation, the fees and expenses of their respective legal counsel, accountants and financial advisors. The parties represent that except as otherwise set forth they have retained no brokers or agents in connection with the contemplated Transaction, and will indemnify each other against any breach of this representation.

     11. Closing.  The closing of the Transaction shall be held at such place
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and at such time as the parties mutually agree.  The parties agree, however, to use their best efforts to achieve the closing as soon as possible, however, recognize that in view of the various regulatory and stockholder consents that are required, closing may not occur until January 31, 1998 or as mutually agreed upon thereafter.
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September 29, 1997
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     12. Not a Binding Agreement; Exceptions.  Although it is our mutual
         ------------------------------------
understanding that the parties intend to negotiate in good faith the preparation and execution of the Definitive Agreement, this correspondence is intended to reflect our agreement in principle and does not constitute a binding obligation of either party hereto, except for the provisions of Section 8 hereof which shall be binding on the parties hereto. Each party acknowledges that the Board of Directors of the other party hereto has approved the terms of this agreement in principle. Notwithstanding the above, the provisions of Section 8 are intended to create a legally binding obligation the violation of which would provide the non-breaching party with the right to pursue whatever remedies are available at law or in equity, including injunctive relief, it being understood and acknowledged that no other adequate remedy may be available in the event of the breach of Section 8. Portacom hereby waives the claim or defense in any such action that the party making such application has no adequate remedy at law.

     13. Break-up Fees.  In the event that following execution of the
         --------------
Definitive Agreement PortaCom elects not to close the Transaction for any reason except: (i) a breach by VDC of any of its representations, warranties or covenants in the Definitive Agreement; or (ii) a material adverse development in the business or affairs of VDC between the date of the Definitive Agreement and the closing, then, and in that event, in order to compensate VDC for the expenses it has incurred in this Transaction, as well as lost opportunity costs and direct and indirect and consequential damages, PortaCom shall, upon five (5) days written notice, pay to VDC a break-up fee of $1,000,000.

     14. Interim Advances.
         -----------------

     PortaCom has requested that VDC provide certain working capital advances prior to the closing, and VDC has agreed, to provide certain advances to PortaCom in an amount, and for the purposes, to be agreed upon by VDC in its sole discretion. To the extent advances are provided by VDC, PortaCom has agreed, pending whatever regulatory requirements may be applicable, to secure the repayment of such advances by providing a first lien, perfected security interest and pledge in and to the warrants to acquire 4 million common shares of MAC and other collateral as requested by VDC. VDC shall not have any obligation to provide such advances until PortaCom has secured whatever regulatory requirements may be applicable under the circumstances to permit the creation of such security interest.

     15. Miscellaneous.
         --------------

         (a) This agreement in principle shall be binding (only as specifically provided in Section 8 hereof) on the parties hereto and their successors in interest and assigns; provided, however, that neither party may assign its rights or obligations hereunder to one or more third parties without the prior written consent of the other party hereto.

         (b) This agreement in principle may be terminated in writing with or without cause by either party without further obligation and shall terminate automatically in the event the Definitive Agreement is not executed prior to October 30, 1997; provided, however, that the obligations imposed by Section 8 shall survive any termination.
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          (c)  This agreement in principle and the Definitive Agreement shall be governed by and construed in accordance with the laws of theState of Delaware, without regard to the laws that might otherwise govern under principles of conflicts of laws applicable hereto and thereto.

          (d) This agreement in principle is solely for the benefit of the parties hereto and will not be construed to give rise to or create any liability or obligation to, or to afford any claim or cause of action to, any other person or entity, and will be superseded in its entirety by the provisions of the Definitive Agreement upon the approval and execution thereof by the parties thereto.

     If this letter accurately sets forth your intentions and agreements, kindly execute and return the enclosed copy of this correspondence whereupon we will commence our due diligence efforts and instruct our counsel to commence preparation of the Definitive Agreement for your review.

                                    Very truly yours,

                                    VDC Corporation Ltd.



                                    By: /s/ Graham Lacey
                                        -------------------------
                                        Graham Lacey, President and
                                        Chief Executive Officer

Accepted and Agreed

this 30 day of
     --

September, 1997.

PortaCom Wireless, Inc.


BY:  /s/ Douglas C. MacLellan
     ------------------------
     Douglas C. MacLellan